Exhibit 99.1

15 West 6th Street, Suite, 1800 · Tulsa, Oklahoma 74119 · (918) 513-4570 · Fax: (918) 513-4571
www.laredopetro.com

Laredo Petroleum Completes Previously Announced Simplification of Corporate Structure

TULSA, OK - December 31, 2013 - Laredo Petroleum, Inc. (NYSE: LPI) (“Laredo” or the “Company”) today announced the completion of its previously disclosed internal corporate reorganization that merged Laredo Petroleum, Inc., formerly a wholly-owned subsidiary, with and into Laredo Petroleum Holdings, Inc. (the “Parent”), with the Parent surviving the merger and changing its name to “Laredo Petroleum, Inc.”
Laredo also announced the expiration of its offer to purchase (the “Offer”) any and all of its (i) $550 million aggregate principal amount outstanding of 9½% Senior Notes due 2019 and (ii) $500 million aggregate principal amount outstanding of 7⅜% Senior Notes due 2022 (collectively, the “Notes”) at a price of 101% of the principal amount of the Notes, plus any accrued and unpaid interest. The Offer was made solely to fulfill the Company’s technical obligations under the indentures governing the Notes. The internal corporate reorganization resulted in a “Change of Control” (as defined in the indentures) that required Laredo to offer to purchase the notes. The Offer was commenced on November 25, 2013 and expired this morning at 9:00 a.m. Eastern time (the “Expiration Date”). As of the Expiration Date, there have not been any holders that have delivered Notes for repurchase pursuant to the Offer. All notes remain obligations of Laredo.
This press release shall not constitute an offer to sell or a solicitation of an offer to purchase the Notes or any other securities.
About Laredo
Laredo Petroleum, Inc. is an independent energy company with headquarters in Tulsa, Oklahoma. Laredo's business strategy is focused on the exploration, development and acquisition of oil and natural gas properties primarily in the Permian region of the United States.
Additional information about Laredo may be found on its website at www.laredopetro.com.
Forward-Looking Statements
This press release contains forward-looking statements as defined under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, that address activities that Laredo assumes, plans, expects, believes, intends, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements are based on management's current belief, based on currently available information, as to the outcome and timing of future events. General risks relating to Laredo include, but are not limited to the risks described in its Annual Report on Form 10-K for the year ended December 31, 2012, Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, and those set forth from time to time in other filings with the Securities and Exchange Commission. Any of these factors could cause Laredo's actual results and plans to differ materially from those in the forward-looking statements. Therefore, Laredo can give no assurance that its future results will be as estimated. Laredo does not intend to, and disclaims any obligation to, update or revise any forward-looking statement.

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Contact:
Ron Hagood: (918) 858-5504 - RHagood@laredopetro.com

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